NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports Fourth Quarter
and Full Year 2023 Results
•Fourth quarter net sales down 2% YOY, organic sales down 3%
•Fourth quarter operating profit of $316 million; operating margin of 5.8%
–Adjusted EBITDA margin of 7.0%, down 110 basis points sequentially and YOY
•Full-year record net sales up 5% YOY, organic sales up 3%
•Full-year operating profit of $1.4 billion; operating margin of 6.3%
–Adjusted EBITDA margin of 7.6%, down 50 basis points YOY
•Effectively managing financial leverage and revising target range to 1.5x-2.5x
•2024 outlook is for sales growth of 1% to 4% and adjusted EBITDA margin of 7.5% to 7.9%
–Free cash flow of $600 - $800 million
PITTSBURGH, February 13, 2024 /PR Newswire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the fourth quarter and full year 2023.
“Fourth quarter results were below our expectations, capping off a year that was unique in my time as Wesco’s CEO. On a full year basis, certain sectors including utility, data center, industrial, security, and network infrastructure continued to grow, while others underperformed including broadband, specific-OEM and construction related sectors. As a leading global provider of business-to-business supply chain solutions, Wesco navigated through this mixed economic environment while managing changing customer buying patterns as supply chains healed. I’m proud that our team delivered approximately 5% revenue growth in 2023 following two years of double-digit increases. The fourth quarter was disappointing as our stock and flow sales were below our expectations and we saw delays in certain projects that were anticipated to ship in December. Fourth quarter sales declined by 2%, noting the strong 2022 base period with sales up 15%. That said, our quoting and bid levels were very healthy during the fourth quarter, with total backlog stable compared to the end of September,” said John Engel, Chairman, President and CEO.
Mr. Engel continued, “The long-term secular growth trends that we have consistently described will continue to provide Wesco with the opportunity to outperform the market and our competition. While we view the general economic conditions in 2024 as favorable, we are mindful of the uncertain backdrop the election cycle, easing inflation, geopolitical upheaval, and short-term borrowing rates may have on demand. Regardless of these near-term impacts, as a market leader, we expect to benefit from our global capabilities, leading scale and expanded portfolio.”
Mr. Engel added, “Our substantial investment and commitment to our digital transformation are expected to magnify those benefits as we roll out that program over the next 36 months. The substantial cash flow that Wesco generates has supported that investment over the last two years while allowing us to return capital to our shareholders. In 2024, we expect to grow our sales by 1% to 4% as continued growth in several of the markets we serve is partially offset by underperforming sectors. We expect to generate approximately $700 million of free cash flow and I am pleased to announce we plan to increase our common stock dividend by 10% to $1.65 per year while continuing our share repurchase program. Importantly, we are also reducing our long-term targeted financial leverage range to 1.5 to 2.5 times net debt to adjusted EBITDA. I am confident that Wesco will outperform our markets this year, and we are positioned to deliver sales growth and continue toward our long-term EBITDA margin expansion goal.”

Mr. Engel concluded, “I want to finish with a brief word about the successful completion of our three-year integration of Anixter. The acquisition of Anixter literally transformed Wesco. This transaction not only established Wesco as the clear leader in several of our business segments, but it also mix-shifted our business to higher growth and higher margin end-markets, reducing our cyclicality and increasing our resilience across all phases of the economic cycle. Looking at our performance metrics since the acquisition underscores the extraordinary performance and commitment of the entire Wesco team. Sales increased 30% and adjusted EBITDA increased 89% versus the 2019 performance of the standalone companies with EBITDA margin expansion of 240 basis points. Since closing the Anixter merger in June 2020 to the end of 2023, total shareholder return was 353% compared to 62% for the S&P 500. Today, Wesco is much more than a traditional distributor. We are a critical partner to both our supplier partners and to our global set of customers. The combination of Wesco and Anixter has created a new paradigm. The digital transformation that we committed to at the time of the acquisition is designed to take that new paradigm and create the Wesco of tomorrow, empowering us to capitalize on the long-term secular trends from which we are uniquely positioned to benefit compared to our competitors.”

The following are results for the three months ended December 31, 2023 compared to the three months ended December 31, 2022:
•Net sales were $5.5 billion for the fourth quarter of 2023 compared to $5.6 billion for the fourth quarter of 2022, a decrease of 1.5%. Organic sales for the fourth quarter of 2023 declined 2.6%, as the acquisition of Rahi Systems, which closed in November of 2022, and fluctuations in foreign exchange rates positively impacted reported net sales by 0.7% and 0.4%, respectively. The decrease in organic sales reflects volume declines in certain businesses, partially offset by growth in industrial, utility, data center and network infrastructure and price inflation. Backlog at the end of the fourth quarter of 2023 declined by 10% compared to the end of the fourth quarter of 2022. Sequentially, backlog declined by approximately 1% in the quarter.
•Cost of goods sold was $4.3 billion for the fourth quarter of 2023 and 2022, and gross profit was $1.2 billion for both periods. As a percentage of net sales, gross profit was 21.4% and 21.9% for the fourth quarter of 2023 and 2022, respectively. The decline in gross profit as a percentage of net sales for the fourth quarter of 2023 primarily reflects lower supplier volume rebates and a shift in sales mix.
•Selling, general and administrative (“SG&A”) expenses were $810.1 million, or 14.8% of net sales, for the fourth quarter of 2023 compared to $793.1 million, or 14.3% of net sales, for the fourth quarter of 2022. SG&A expenses for the fourth quarter of 2023 and 2022 include merger-related and integration costs of $10.0 million and $15.2 million, respectively. SG&A expenses for the fourth quarter of 2023 also includes $1.3 million of restructuring costs. Adjusted for merger-related and integration costs, and restructuring costs, SG&A expenses were $798.8 million, or 14.6% of net sales, for the fourth quarter of 2023 and $777.8 million, or 14.0% of net sales, for the fourth quarter of 2022. Adjusted SG&A expenses for the fourth quarter of 2023 reflect higher salaries and benefits due to wage inflation, including the impact of the Rahi Systems acquisition, partially offset by the impact of headcount reductions taken at the end of the second quarter of 2023. Increased costs to operate our facilities also contributed to higher SG&A expenses. In addition, digital transformation initiatives contributed to higher expenses in the fourth quarter of 2023, including those related to professional services and consulting fees. These increases were partially offset by the realization of integration cost synergies and a reduction to incentive compensation expense.
•Depreciation and amortization for the fourth quarter of 2023 was $44.8 million compared to $43.4 million for the fourth quarter of 2022, an increase of $1.4 million.
•Operating profit was $315.8 million for the fourth quarter of 2023 compared to $381.8 million for the fourth quarter of 2022, a decrease of $66.0 million, or 17.3%. Operating profit as a percentage of net sales was 5.8% for the current quarter, compared to 6.9% for the fourth quarter of the prior year. Adjusted for merger-related and integration costs, restructuring costs, and accelerated trademark amortization, operating profit was $327.5 million, or 6.0% of net sales, for the fourth quarter of 2023. Adjusted for merger-related and integration costs and accelerated trademark amortization, operating profit was $397.4 million, or 7.1% of net sales, for the fourth quarter of 2022.
•Net interest expense for the fourth quarter of 2023 was $97.0 million compared to $87.3 million for the fourth quarter of 2022. The increase reflects an increase in variable interest rates and higher borrowings.
•Other non-operating expense for the fourth quarter of 2023 was $10.5 million compared to $4.0 million for the fourth quarter of 2022. Due to fluctuations in the U.S. dollar against certain foreign currencies, a net foreign currency exchange loss of $8.3 million was recognized in the fourth quarter of 2023 compared to a net loss of $8.4 million in the fourth quarter of 2022. Net costs of $1.1 million and net benefits of $4.3 million associated with the non-service cost components of net periodic pension cost (benefit) were recognized in the fourth quarter of 2023 and 2022, respectively. The year-over-year change was primarily due to a decrease in expected return on plan assets and an increase in interest cost. Other non-operating expense for the fourth quarter of 2023 includes net pension settlement cost of $2.8 million related to the settlement of certain pension plans. Adjusted for this amount, other non-operating expense was $7.7 million for the fourth quarter of 2023.

•The effective tax rate for the fourth quarter of 2023 was 31.5% compared to 24.6% for the fourth quarter of 2022. The effective tax rate for the quarter ended December 31, 2023 was higher than the comparable period due to the unfavorable impact of foreign adjustments and an increase in valuation allowances recorded against certain foreign deferred tax assets.
•Net income attributable to common stockholders was $127.6 million for the fourth quarter of 2023 compared to $204.6 million for the fourth quarter of 2022. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, net pension settlement cost, and the related income tax effects, net income attributable to common stockholders was $137.9 million for the fourth quarter of 2023. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $216.3 million for the fourth quarter of 2022. Adjusted net income attributable to common stockholders decreased 36.2% year-over-year.
•Earnings per diluted share for the fourth quarter of 2023 was $2.45, based on 52.0 million diluted shares, compared to $3.90 for the fourth quarter of 2022, based on 52.4 million diluted shares. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, net pension settlement cost, and the related income tax effects, earnings per diluted share for the fourth quarter of 2023 was $2.65. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the fourth quarter of 2022 was $4.13.
•Operating cash flow for the fourth quarter of 2023 was an inflow of $69.3 million compared to $421.7 million for the fourth quarter of 2022. Free cash flow for the fourth quarter of 2023 was $59.2 million, or 38.7% of adjusted net income. The net cash inflow in the fourth quarter of 2023 was primarily driven by net income of $142.6 million. Changes in net working capital resulted in a use of cash, including a decrease in accounts payable of $233.2 million due to a reduction in inventory purchases, and a decrease in trade accounts receivable of $185.6 million, due to the timing of receipts from customers and the sequential decrease in net sales compared to the prior quarter.
The following are results for the year ended December 31, 2023 compared to the year ended December 31, 2022:
•Net sales were $22.4 billion for 2023 compared to $21.4 billion for 2022, an increase of 4.5%, primarily reflecting price inflation. Organic sales for 2023 grew by 3.2% as the acquisition of Rahi Systems positively impacted reported net sales by 2.1%, while fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.4% and 0.4%, respectively.
•Cost of goods sold for 2023 was $17.5 billion compared to $16.8 billion for 2022, and gross profit was $4.8 billion and $4.7 billion, respectively. As a percentage of net sales, gross profit was 21.6% and 21.8% for 2023 and 2022, respectively. Gross profit as a percentage of net sales for 2023 primarily reflects a shift in sales mix and lower supplier volume rebates, partially offset by our continued focus on a strategy of pricing products and services to realize the value that we provide to our customers as a result of our broad portfolio of product and service offerings, global footprint and capabilities (“value-driven pricing”).
•SG&A expenses were $3.3 billion, or 14.5% of net sales, for 2023 compared to $3.0 billion, or 14.2% of net sales, for 2022. SG&A expenses for 2023 and 2022 include merger-related and integration costs of $55.4 million and $67.4 million, respectively. SG&A expenses for 2023 also include $16.7 million of restructuring costs. Adjusted for merger-related and integration costs and restructuring costs, SG&A expenses were 14.2% of net sales for 2023 and 13.9% of net sales for 2022. The increase in adjusted SG&A expenses for 2023 compared to 2022 primarily reflects the same factors discussed above.
•Depreciation and amortization for 2023 was $181.3 million compared to $179.0 million for 2022, an increase of $2.3 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $1.6 million and $9.8 million of accelerated amortization expense for 2023 and 2022, respectively.
•Operating profit was $1,406.4 million for 2023 compared to $1,438.1 million for 2022, a decrease of $31.7 million, or 2.2%. Operating profit as a percentage of net sales was 6.3% for the current year, compared to 6.7% for the prior year. Adjusted for merger-related and integration costs, restructuring costs, and accelerated trademark amortization described above, operating profit was $1,480.1 million, or 6.6% of net sales, for 2023. Adjusted for merger-related and integration costs and accelerated trademark amortization, operating profit was $1,515.3 million, or 7.1% of net sales, for 2022.
•Net interest expense for 2023 was $389.3 million compared to $294.4 million for 2022. The increase reflects higher borrowings and an increase in variable interest rates.

•Other non-operating expense for 2023 was $25.1 million compared to $7.0 million for 2022. Due to fluctuations in the U.S. dollar against certain foreign currencies, a net foreign currency exchange loss of $22.9 million was recognized for 2023 compared to a net loss of $19.9 million for 2022. Net costs of $0.2 million and net benefits of $14.8 million associated with the non-service cost components of net periodic pension cost (benefit) were recognized for 2023 and 2022, respectively. The year-over-year change was primarily due to a decrease in expected return on plan assets and an increase in interest cost. Other non-operating expense for 2023 includes net pension settlement cost of $2.8 million related to the settlement of certain pension plans. Adjusted for this amount, other non-operating expense was $22.3 million for 2023.
•The effective tax rate for 2023 was 22.8% compared to 24.2% for 2022. The effective tax rate for 2023 was lower than the prior year primarily due to higher tax benefits from stock-based compensation deductions and foreign tax credit utilization.
•Net income attributable to common stockholders was $708.1 million for 2023 compared to $803.1 million for 2022. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, net pension settlement cost, and the related income tax effects, net income attributable to common stockholders was $763.6 million for 2023. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $860.1 million for 2022. Adjusted net income attributable to common stockholders decreased 11.2% year-over-year.
•Earnings per diluted share for 2023 was $13.54, based on 52.3 million diluted shares, compared to $15.33 for 2022, based on 52.4 million diluted shares. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, net pension settlement cost, and the related income tax effects, earnings per diluted share for 2023 was $14.60. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for 2022 was $16.42. Adjusted earnings per diluted share decreased 11.1% year-over-year.
•Operating cash flow for 2023 was an inflow of $493.2 million compared to $11.0 million for 2022. Free cash flow for 2023 was $443.6 million, or 54.0% of adjusted net income. The net cash inflow in 2023 was primarily driven by net income of $766.1 million and non-cash adjustments to net income totaling $235.8 million, which primarily comprised depreciation and amortization, stock-based compensation expense, amortization of debt discount and debt issuance costs, and deferred income taxes. Operating cash flow was negatively impacted by net changes in assets and liabilities of $508.7 million, which primarily consisted of a decrease in accounts payable of $319.7 million, primarily due to a reduction in inventory purchases in the fourth quarter, and an increase in inventories of $68.4 million. These cash usage factors were partially offset by cash inflow from a decrease in trade accounts receivable of $52.2 million. Additionally, the payment of management incentive compensation earned in 2022 resulted in a cash outflow in 2023, which was partially offset by the accrual of management incentive compensation earned in the current year.
•Financial leverage ratio was 2.8x as of December 31, 2023.

Segment Results
The Company has operating segments comprising three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
The Company incurs corporate costs primarily related to treasury, tax, information technology, legal and other centralized functions. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended December 31, 2023 compared to the three months ended December 31, 2022:
•EES reported net sales of $2,084.2 million for the fourth quarter of 2023 compared to $2,168.4 million for the fourth quarter of 2022, a decrease of 3.9%. Organic sales for the fourth quarter of 2023 declined 4.1% as fluctuations in foreign exchange rates positively impacted reported net sales by 0.2%. The decrease in organic sales compared to the prior year quarter reflects declines in construction and original equipment manufacturers (“OEM”), partially offset by continued positive momentum in industrial, price inflation, and the benefits of cross selling. In addition, a transfer of certain customer accounts to the CSS segment negatively impacted reported net sales for EES by approximately two percentage points. Adjusted EBITDA was $164.0 million for the fourth quarter of 2023, or 7.9% of net sales, compared to $197.6 million for the fourth quarter of 2022, or 9.1% of net sales. Adjusted EBITDA decreased $33.6 million, or 17.0% year-over-year, primarily due to the decline in sales, a shift in sales mix, lower supplier volume rebates, and an increase in SG&A expenses as a percentage of net sales.

•CSS reported net sales of $1,791.3 million for the fourth quarter of 2023 compared to $1,762.8 million for the fourth quarter of 2022, an increase of 1.6%. Organic sales for the fourth quarter of 2023 declined 1.4% as the acquisition of Rahi Systems in the fourth quarter of 2022 and fluctuations in foreign exchange rates positively impacted reported net sales by 2.2% and 0.8%, respectively. The decrease in organic sales compared to the prior year quarter reflects volume declines primarily in security solutions, partially offset by growth in data centers and enterprise network infrastructure, and price inflation. The transfer of certain customer accounts from the EES segment also positively impacted organic net sales for CSS by approximately 3%. Adjusted EBITDA was $173.3 million for the fourth quarter of 2023, or 9.7% of net sales, compared to $169.5 million for the fourth quarter of 2022, or 9.6% of net sales. Adjusted EBITDA increased $3.8 million, or 2.2% year-over-year. The increase is primarily driven by sales growth and lower SG&A expenses as a percentage of net sales primarily due to a reduction to incentive compensation expense and cost reduction activities.
•UBS reported net sales of $1,597.9 million for the fourth quarter of 2023 compared to $1,627.2 million for the fourth quarter of 2022, a decrease of 1.8%. Organic sales for the fourth quarter of 2023 declined 1.9% as fluctuations in foreign exchange rates positively impacted reported net sales by 0.1%. The decrease in organic sales compared to the prior year quarter reflects lower broadband sales, partially offset by price inflation and growth in utility and integrated supply. Adjusted EBITDA was $166.6 million for the fourth quarter of 2023, or 10.4% of net sales, compared to $185.6 million for the fourth quarter of 2022, or 11.4% of net sales. Adjusted EBITDA decreased $19.0 million, or 10.2% year-over-year. The decrease is driven by lower sales, a shift in sales mix, lower supplier volume rebates, and higher SG&A expenses as a percentage of net sales.
The following are results by segment for the year ended December 31, 2023 compared to the year ended December 31, 2022:
•EES reported net sales of $8.6 billion for 2023 compared to $8.8 billion for 2022, a decrease of 2.4%. Organic sales for 2023 declined 1.4% as fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.6% and 0.4%, respectively. The decrease in organic sales reflects declines in construction and OEM, partially offset by continued positive momentum in industrial, price inflation and the benefits of cross selling. In addition, a transfer of certain customer accounts to the CSS segment negatively impacted organic net sales for EES by approximately two percentage points. Adjusted EBITDA was $727.4 million for 2023, or 8.4% of net sales, compared to $851.3 million for 2022, or 9.6% of net sales. Adjusted EBITDA decreased $123.9 million, or 14.6% year-over-year, primarily due to the decline in sales, an increase in SG&A expenses as a percentage of net sales, a shift in sales mix, and lower supplier volume rebates.
•CSS reported net sales of $7.2 billion for 2023 compared to $6.4 billion for 2022, an increase of 11.7%. Organic sales for 2023 grew 5.4% as the acquisition of Rahi Systems positively impacted reported net sales by 7.1%, while fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.4% and 0.4%, respectively. The increase in organic sales reflects price inflation, growth in data center, security solutions and enterprise network infrastructure, and the benefits of cross selling. The transfer of certain customer accounts from the EES segment also positively impacted organic net sales for CSS by approximately 3%. Adjusted EBITDA was $683.8 million for 2023, or 9.6% of net sales, compared to $599.0 million for 2022, or 9.4% of net sales. Adjusted EBITDA increased $84.8 million or 14.2% year-over-year. The increase is primarily driven by sales growth and slightly lower SG&A expenses as a percentage of net sales.
•UBS reported net sales of $6.6 billion for 2023 compared to $6.2 billion for 2022, an increase of 6.9%. Organic sales for 2023 grew 7.5% as fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.2% and 0.4%, respectively. The increase in organic sales reflects price inflation, growth in utility and integrated supply, and the benefits of cross selling, partially offset by lower sales in broadband, particularly in Canada. Adjusted EBITDA was $739.3 million for 2023, or 11.2% of net sales, compared to $677.3 million for 2022, or 10.9% of net sales. Adjusted EBITDA increased $62.0 million, or 9.2% year-over-year. The increase is driven by sales growth and gross margin improvement.
Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the fourth quarter and full year 2023 earnings as described in this News Release on Tuesday, February 13, 2024, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $22 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, educational institutions, telecommunications providers, and utilities. Wesco operates nearly 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and global corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding business strategy, growth strategy, competitive strengths, productivity and profitability enhancement, competition, new product and service introductions, and liquidity and capital resources. Such statements can generally be identified by the use of words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," and similar words, phrases or expressions or future or conditional verbs such as "could," "may," "should," "will," and "would," although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Important factors that could cause actual results or events to differ materially from those presented or implied in the forward-looking statements include, among others, the failure to achieve the anticipated benefits of, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions; the inability to successfully integrate acquired businesses; the impact of increased interest rates or borrowing costs; fluctuations in currency exchange rates; failure to adequately protect Wesco's intellectual property or successfully defend against infringement claims; the inability to successfully deploy new technologies, digital products and information systems or to otherwise adapt to emerging technologies in the marketplace, such as those incorporating artificial intelligence; failure to execute on our efforts and programs related to environmental, social and governance (ESG) matters; unanticipated expenditures or other adverse developments related to compliance with new or stricter government policies, laws or regulations, including those relating to data privacy, sustainability and environmental protection; the inability to successfully develop, manage or implement new technology initiatives or business strategies, including with respect to the expansion of e-commerce capabilities and other digital solutions and digitalization initiatives; disruption of information technology systems or operations; natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks; supply chain disruptions; geopolitical issues, including the impact of the evolving conflicts in the Middle East and Russia/Ukraine; the impact of sanctions imposed on, or other actions taken by the U.S. or other countries against, Russia or China; the failure to manage the increased risks and impacts of cyber incidents or data breaches; and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, any of which may have a material adverse effect on the Company's business, results of operations and financial condition. All such factors are difficult to predict and are beyond the Company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's most recent Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Senior Director, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2023		December 31, 2022
Net sales	$5,473.4		$5,558.5
Cost of goods sold (excluding depreciation and amortization)	4,302.7	78.6%	4,340.2	78.1%
Selling, general and administrative expenses	810.1	14.8%	793.1	14.3%
Depreciation and amortization	44.8		43.4
Income from operations	315.8	5.8%	381.8	6.9%
Interest expense, net	97.0		87.3
Other expense, net	10.5		4.0
Income before income taxes	208.3	3.8%	290.5	5.2%
Provision for income taxes	65.7		71.4
Net income	142.6	2.6%	219.1	3.9%
Net income attributable to noncontrolling interests	0.6		0.2
Net income attributable to WESCO International, Inc.	142.0	2.6%	218.9	3.9%
Preferred stock dividends	14.4		14.4
Net income attributable to common stockholders	$127.6	2.3%	$204.6	3.7%

Earnings per diluted share attributable to common stockholders	$2.45		$3.90
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	52.0		52.4

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
	December 31, 2023		December 31, 2022
Net sales	$22,385.2		$21,420.1
Cost of goods sold (excluding depreciation and amortization)	17,541.5	78.4%	16,758.8	78.2%
Selling, general and administrative expenses	3,256.0	14.5%	3,044.2	14.2%
Depreciation and amortization	181.3		179.0
Income from operations	1,406.4	6.3%	1,438.1	6.7%
Interest expense, net	389.3		294.4
Other expense, net	25.1		7.0
Income before income taxes	992.0	4.4%	1,136.7	5.3%
Provision for income taxes	225.9		274.5
Net income	766.1	3.4%	862.1	4.0%
Net income attributable to noncontrolling interests	0.6		1.7
Net income attributable to WESCO International, Inc.	765.5	3.4%	860.5	4.0%
Preferred stock dividends	57.4		57.4
Net income attributable to common stockholders	$708.1	3.2%	$803.1	3.7%

Earnings per diluted share attributable to common stockholders	$13.54		$15.33
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	52.3		52.4

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	As of
	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$524.1	$527.3
Trade accounts receivable, net	3,639.5	3,662.7
Inventories	3,572.1	3,498.8
Other current assets	655.9	641.7
Total current assets	8,391.6	8,330.5

Goodwill and intangible assets	5,119.9	5,184.3
Other assets	1,549.4	1,296.8
Total assets	$15,060.9	$14,811.7

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,431.5	$2,728.2
Short-term debt and current portion of long-term debt, net	8.6	70.5
Other current liabilities	948.3	1,018.7
Total current liabilities	3,388.4	3,817.3

Long-term debt, net	5,313.1	5,346.0
Other noncurrent liabilities	1,327.5	1,198.8
Total liabilities	10,029.0	10,362.1

Stockholders' Equity
Total stockholders' equity	5,031.9	4,449.6
Total liabilities and stockholders' equity	$15,060.9	$14,811.7

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2023	December 31, 2022
Operating Activities:
Net income	$766.1	$862.1
Add back (deduct):
Depreciation and amortization	181.3	179.0
Deferred income taxes	(7.9)	(1.2)
Change in trade receivables, net	52.2	(690.6)
Change in inventories	(68.4)	(817.0)
Change in accounts payable	(319.7)	552.9
Other, net	(110.4)	(74.2)
Net cash provided by operating activities	493.2	11.0

Investing Activities:
Capital expenditures	(92.3)	(99.4)
Acquisition payments, net of cash acquired	—	(186.8)
Other, net	2.7	2.6
Net cash used in investing activities	(89.6)	(283.6)

Financing Activities:
Debt borrowings (repayments), net(1)	(120.0)	697.7
Payments for taxes related to net-share settlement of equity awards	(68.3)	(25.8)
Repurchases of common stock	(75.0)	(11.1)
Payment of common stock dividends	(76.6)	—
Payment of preferred stock dividends	(57.4)	(57.4)
Other, net	(6.6)	(19.5)
Net cash (used in) provided by financing activities	(403.9)	584.0

Effect of exchange rate changes on cash and cash equivalents	(2.9)	3.3

Net change in cash and cash equivalents	(3.2)	314.8
Cash and cash equivalents at the beginning of the period	527.3	212.6
Cash and cash equivalents at the end of the period	$524.1	$527.3
(1)    The year ended December 31, 2023 includes the repayment of the Company's $58.6 million aggregate principal amount of 5.50% Anixter Senior Notes due 2023 (the “Anixter 2023 Senior Notes”). The repayment of the Anixter 2023 Senior Notes was funded with borrowings under the Company's revolving credit facility. The year ended December 31, 2022 includes borrowings under the Company's accounts receivable securitization and revolving credit facilities that were used to partially fund the acquisition of Rahi Systems.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted other non-operating expense (income), adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, restructuring costs, pension settlement cost, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)
Organic Sales Growth by Segment - Three Months Ended:

	Three Months Ended		Growth/(Decline)
	December 31, 2023	December 31, 2022	Reported	Acquisition	Foreign Exchange	Workday	Organic Sales

EES	$2,084.2	$2,168.4	(3.9)%	—%	0.2%	—%	(4.1)%
CSS	1,791.3	1,762.8	1.6%	2.2%	0.8%	—%	(1.4)%
UBS	1,597.9	1,627.2	(1.8)%	—%	0.1%	—%	(1.9)%
Total net sales	$5,473.4	$5,558.5	(1.5)%	0.7%	0.4%	—%	(2.6)%
Organic Sales Growth by Segment - Twelve Months Ended:

	Twelve Months Ended		Growth/(Decline)
	December 31, 2023	December 31, 2022	Reported	Acquisition	Foreign Exchange	Workday	Organic Sales

EES	$8,610.3	$8,823.3	(2.4)%	—%	(0.6)%	(0.4)%	(1.4)%
CSS	7,152.2	6,401.5	11.7%	7.1%	(0.4)%	(0.4)%	5.4%
UBS	6,622.7	6,195.3	6.9%	—%	(0.2)%	(0.4)%	7.5%
Total net sales	$22,385.2	$21,420.1	4.5%	2.1%	(0.4)%	(0.4)%	3.2%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales. Workday impact represents the change in the number of operating days period-over-period after adjusting for weekends and public holidays in the United States; there was no change in the number of workdays in the fourth quarter of 2023 compared to the fourth quarter of 2022; 2023 had one less workday compared to 2022.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Gross Profit:	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net sales	$5,473.4	$5,558.5	$22,385.2	$21,420.1
Cost of goods sold (excluding depreciation and amortization)	4,302.7	4,340.2	17,541.5	16,758.8
Gross profit	$1,170.7	$1,218.3	$4,843.7	$4,661.3
Gross margin	21.4%	21.9%	21.6%	21.8%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted SG&A Expenses:	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Selling, general and administrative expenses	$810.1	$793.1	$3,256.0	$3,044.2
Merger-related and integration costs(1)	(10.0)	(15.2)	(55.4)	(67.4)
Restructuring costs(2)	(1.3)	—	(16.7)	—
Adjusted selling, general and administrative expenses	$798.8	$777.8	$3,183.9	$2,976.8
Percentage of net sales	14.6%	14.0%	14.2%	13.9%

Adjusted Income from Operations:
Income from operations	$315.8	$381.8	$1,406.4	$1,438.1
Merger-related and integration costs(1)	10.0	15.2	55.4	67.4
Restructuring costs(2)	1.3	—	16.7	—
Accelerated trademark amortization(3)	0.4	0.4	1.6	9.8
Adjusted income from operations	$327.5	$397.4	$1,480.1	$1,515.3
Adjusted income from operations margin %	6.0%	7.1%	6.6%	7.1%

Adjusted Other Expense, net:
Other expense, net	$10.5	$4.0	$25.1	$7.0
Pension settlement cost(4)	(2.8)	—	(2.8)	—
Adjusted other expense, net	$7.7	$4.0	$22.3	$7.0

Adjusted Provision for Income Taxes:
Provision for income taxes	$65.7	$71.4	$225.9	$274.5
Income tax effect of adjustments to income from operations(5)	4.2	3.9	21.0	20.2
Adjusted provision for income taxes	$69.9	$75.2	$246.9	$294.7
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2)    Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3)    Accelerated trademark amortization represents additional amortization expense resulting from changes in the estimated useful lives of certain legacy trademarks that are migrating to our master brand architecture.
(4)    Pension settlement cost represents expense related to the partial settlement of the Company's pension plan in the U.S., partially offset by pension settlement gains related to other plans.
(5)     The adjustments to income from operations have been tax effected at rates of 29.0% and 27.5% for the three and twelve months ended December 31, 2023, respectively, and 24.8% and 26.1% for the three and twelve months ended December 31, 2022, respectively.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted Earnings per Diluted Share:	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Adjusted income from operations	$327.5	$397.4	$1,480.1	$1,515.3
Interest expense, net	97.0	87.3	389.3	294.4
Adjusted other expense, net	7.7	4.0	22.3	7.0
Adjusted income before income taxes	222.8	306.1	1,068.5	1,213.9
Adjusted provision for income taxes	69.9	75.2	246.9	294.7
Adjusted net income	152.9	230.9	821.6	919.2
Net income attributable to noncontrolling interests	0.6	0.2	0.6	1.7
Adjusted net income attributable to WESCO International, Inc.	152.3	230.7	821.0	917.5
Preferred stock dividends	14.4	14.4	57.4	57.4
Adjusted net income attributable to common stockholders	$137.9	$216.3	$763.6	$860.1

Diluted shares	52.0	52.4	52.3	52.4
Adjusted earnings per diluted share	$2.65	$4.13	$14.60	$16.42
Note: For the three and twelve months ended December 31, 2023, SG&A expenses, income from operations, other non-operating expense, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, restructuring costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, net pension settlement cost primarily related to the partial settlement of the Company's pension plan in the U.S., partially offset by pension settlement gains related to other plans, and the related income tax effects. For the three and twelve months ended December 31, 2022, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$152.4	$117.4	$160.4	$(302.6)	$127.6
Net income (loss) attributable to noncontrolling interests	0.3	0.6	—	(0.3)	0.6
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	65.7	65.7
Interest expense, net(1)	—	—	—	97.0	97.0
Depreciation and amortization	11.0	17.8	6.3	9.7	44.8
EBITDA	$163.7	$135.8	$166.7	$(116.1)	$350.1
Other (income) expense, net	(1.8)	36.1	(0.9)	(22.9)	10.5
Stock-based compensation expense	2.1	1.4	0.8	9.1	13.4
Merger-related and integration costs(2)	—	—	—	10.0	10.0
Restructuring costs(3)	—	—	—	1.3	1.3
Adjusted EBITDA	$164.0	$173.3	$166.6	$(118.6)	$385.3
Adjusted EBITDA margin %	7.9%	9.7%	10.4%		7.0%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(3) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.

	Three Months Ended December 31, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$185.7	$153.9	$176.4	$(311.4)	$204.6
Net (loss) income attributable to noncontrolling interests	(0.4)	—	—	0.6	0.2
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	71.4	71.4
Interest expense, net(1)	—	—	—	87.3	87.3
Depreciation and amortization	9.8	16.5	5.9	11.2	43.4
EBITDA	$195.1	$170.4	$182.3	$(126.7)	$421.2
Other expense (income), net	0.6	(2.0)	2.4	2.9	4.0
Stock-based compensation expense(2)	1.9	1.1	0.9	6.8	10.7
Merger-related and integration costs(3)	—	—	—	15.2	15.2
Adjusted EBITDA	$197.6	$169.5	$185.6	$(101.7)	$451.1
Adjusted EBITDA margin %	9.1%	9.6%	11.4%		8.1%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended December 31, 2022 excludes $1.3 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$177.9	$146.0	$188.7	$(293.6)	$219.0
Net income (loss) attributable to noncontrolling interests	—	0.7	—	(0.1)	0.6
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	44.3	44.3
Interest expense, net(1)	—	—	—	98.5	98.5
Depreciation and amortization	10.9	18.0	6.3	9.9	45.1
EBITDA	$188.8	$164.7	$195.0	$(126.6)	$421.9
Other expense (income), net	1.7	9.7	0.6	(8.3)	3.7
Stock-based compensation expense	1.0	1.1	0.8	7.9	10.8
Merger-related and integration costs(2)	—	—	—	15.0	15.0
Restructuring costs(3)	—	—	—	5.6	5.6
Adjusted EBITDA	$191.5	$175.5	$196.4	$(106.4)	$457.0
Adjusted EBITDA margin %	8.7%	9.9%	11.7%		8.1%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(3) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Year Ended December 31, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$668.7	$531.1	$712.5	$(1,204.2)	$708.1
Net (loss) income attributable to noncontrolling interests	(0.5)	1.6	—	(0.5)	0.6
Preferred stock dividends	—	—	—	57.4	57.4
Provision for income taxes(1)	—	—	—	225.9	225.9
Interest expense, net(1)	—	—	—	389.3	389.3
Depreciation and amortization	43.3	71.7	25.0	41.3	181.3
EBITDA	$711.5	$604.4	$737.5	$(490.8)	$1,562.6
Other expense (income), net	10.1	74.2	(1.4)	(57.8)	25.1
Stock-based compensation expense(2)	5.8	5.2	3.2	31.3	45.5
Merger-related and integration costs(3)	—	—	—	55.4	55.4
Restructuring costs(4)	—	—	—	16.7	16.7
Adjusted EBITDA	$727.4	$683.8	$739.3	$(445.2)	$1,705.3
Adjusted EBITDA margin %	8.4%	9.6%	11.2%		7.6%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the year ended December 31, 2023 excludes $2.6 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(4) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.

	Year Ended December 31, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$801.3	$527.0	$648.5	$(1,173.7)	$803.1
Net income attributable to noncontrolling interests	0.2	—	—	1.5	1.7
Preferred stock dividends	—	—	—	57.4	57.4
Provision for income taxes(1)	—	—	—	274.5	274.5
Interest expense, net(1)	—	—	—	294.4	294.4
Depreciation and amortization	42.6	68.4	23.3	44.7	179.0
EBITDA	$844.1	$595.4	$671.7	$(501.1)	$1,610.1
Other (income) expense, net	(2.0)	(1.3)	2.0	8.3	7.0
Stock-based compensation expense(2)	9.2	4.9	3.5	23.4	41.0
Merger-related and integration costs(3)	—	—	—	67.4	67.4
Adjusted EBITDA	$851.3	$599.0	$677.3	$(401.9)	$1,725.6
Adjusted EBITDA margin %	9.6%	9.4%	10.9%		8.1%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the year ended December 31, 2022 excludes $5.4 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

	Twelve Months Ended
Financial Leverage:	December 31, 2023	December 31, 2022

Net income attributable to common stockholders	$708.1	$803.1
Net income attributable to noncontrolling interests	0.6	1.7
Preferred stock dividends	57.4	57.4
Provision for income taxes	225.9	274.5
Interest expense, net	389.3	294.4
Depreciation and amortization	181.3	179.0
EBITDA	$1,562.6	$1,610.1
Other expense, net	25.1	7.0
Stock-based compensation expense	45.5	41.0
Merger-related and integration costs(1)	55.4	67.4
Restructuring costs(2)	16.7	—
Adjusted EBITDA	$1,705.3	$1,725.6

	As of
	December 31, 2023	December 31, 2022
Short-term debt and current portion of long-term debt, net	$8.6	$70.5
Long-term debt, net	5,313.1	5,346.0
Debt discount and debt issuance costs(3)	43.0	57.9
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(3)	(0.1)	(0.3)
Total debt	5,364.6	5,474.1
Less: Cash and cash equivalents	524.1	527.3
Total debt, net of cash	$4,840.5	$4,946.8

Financial leverage ratio	2.8	2.9
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2)    Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Free Cash Flow:	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Cash flow provided by operations	$69.3	$421.7	$493.2	$11.0
Less: Capital expenditures	(28.7)	(40.0)	(92.3)	(99.4)
Add: Merger-related, integration and restructuring cash costs	18.6	17.1	42.7	66.5
Free cash flow	$59.2	$398.7	$443.6	$(21.9)
Percentage of adjusted net income	38.7%	172.7%	54.0%	(2.4)%

Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and twelve months ended December 31, 2023 and 2022, the Company paid for certain costs to integrate the acquired Anixter business as well as certain restructuring costs. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods. Our calculation of free cash flow may not be comparable to similar measures used by other companies.